EXHIBIT 10.2

FORM OF PERFORMANCE AWARD AGREEMENT

FOR PERFORMANCE STOCK UNITS

FOR EXECUTIVE OFFICERS

UNDER THE MSCI INC. 2007 AMENDED AND RESTATED EQUITY INCENTIVE

COMPENSATION PLAN

MSCI Inc. (“MSCI,” and together with its Subsidiaries, the “Company”) hereby grants to you Performance Stock Units (“PSUs”) as described below. The awards are being granted under the MSCI Inc. 2007 Amended and Restated Equity Incentive Compensation Plan (as may be amended from time to time, the “Plan”).

Participant:	[Name]

Number of PSUs Granted:	[#] PSUs

Grant Date:	[Date] (the “Grant Date”)

Vesting Schedule:	[•]

Performance Period:	[•]

Your PSUs may be subject to forfeiture or recoupment if you terminate employment with the Company or do not comply with the notice requirements, as set forth in the Plan and this Performance Stock Unit Award Agreement (including Exhibit A and Exhibit B attached hereto, this “Award Agreement”).

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A and Exhibit B attached hereto. You also agree that PSUs granted to you pursuant to this Award Agreement and any Shares issued in settlement or satisfaction thereof are subject to the MSCI Clawback Policy. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website or your brokerage account. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI Inc.

Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS

OF THE PERFORMANCE AWARD AGREEMENT

Section 1.        PSUs Generally.    MSCI has awarded you PSUs as an incentive for you to continue to provide services to the Company and to align your interests with those of the Company. As such, you will earn your Adjusted PSUs only if you remain in continuous employment with the Company through the Vesting Date, or as otherwise set forth below. Each PSU corresponds to one share of MSCI common stock, par value $0.01 per share (each, a “Share”). Each PSU constitutes a contingent and unsecured promise by MSCI to deliver one Share on the conversion date for such PSU.

Section 2.        Performance Adjustment, Vesting and Conversion Schedule and HSR Act.

(a)        Performance Adjustment.    The number of PSUs awarded under this Award Agreement shall be adjusted, within a range of [•]% to [•]% of the number of PSUs originally awarded to you, after the end of the Performance Period based on the achievement of the [•] and [•] performance metrics (collectively, the “Performance Metrics”) set forth in the table below. Following the end of the Performance Period, management of MSCI shall provide its calculation of the Performance Metrics to the Committee. The Committee will review the extent of the achievement of the Performance Metrics and shall certify in writing such achievement.

The number of PSUs that will be converted into Shares pursuant to Section 2(b), Section 4 or Section 5 (the “Adjusted PSUs”) will be determined based on the following formulas no later than [•] (the “Adjustment Date”):

(i)	Number of PSUs Granted	x	Adjustment Percentage	=	Number of Initial Adjusted PSUs

The “Adjustment Percentage” will be derived as set forth in the table below; provided that there will be extrapolation and interpolation (rounded to two decimal places) to derive the Adjustment Percentage not expressly set forth below, and any fractional shares resulting from the application of the Adjustment Percentage will be rounded down. In the event that the threshold performance for either Performance Metric is not satisfied, the number of Initial Adjusted PSUs will be zero.

[Table]

(ii)        Following the adjustment set forth in (i) above, the number of Initial Adjusted PSUs shall be further adjusted to reflect [•] as follows:

Number of Initial Adjusted PSUs	x	[•] Percentage	=	Number of Adjusted PSUs

The “[•] Percentage” will be derived as set forth in the table below; provided that there will be extrapolation and interpolation (rounded to two decimal places) to derive [•] not expressly set forth below, and any fractional shares resulting from the application of the [•] will be rounded down.

[Table]

(b)        Vesting and Conversion.    The PSUs will vest [•] (the “Vesting Date”); provided that, subject to Section 4 and Section 5, you continue to be employed by the Company on the Vesting Date; provided, further, that you have complied with all applicable provisions of the HSR Act. Vested Adjusted PSUs shall convert into Shares no earlier than [•], and no later than the Adjustment Date.

(c)        HSR Act.    If Adjusted PSUs would have vested pursuant to this Section 2 or Section 4, but did not vest solely because you were not in compliance with all applicable provisions of the HSR Act, subject to Section 409A, the vesting date for such Adjusted PSUs shall occur on the first date following the date on which you have complied with all applicable provisions of the HSR Act.

Section 3.        Dividend Equivalent Payments.    Section 3(a) applies to your PSUs with a right to receive dividend equivalent payments whose record date occurs prior to [•], and Section 3(b) applies to your PSUs with a right to receive dividend equivalent payments whose record date occurs on or after [•].

(a)        Until your PSUs convert to Shares, if MSCI pays a dividend on Shares, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unconverted PSUs immediately prior to the record date (taking into account any adjustments pursuant to Section 2(a) and adjustments provided under the Plan). No dividend equivalents will be paid to you with respect to any unvested, canceled or forfeited PSUs. MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit B. MSCI will pay the dividend equivalent when it pays the corresponding dividend on its common stock or on the next regularly scheduled payroll date.

(b)        Until your PSUs convert to Shares, if MSCI pays a dividend on Shares, you will be credited with a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unvested PSUs immediately prior to the record date (taking into account any adjustments pursuant to Section 2(a) and adjustments provided under the Plan). Assuming you hold PSUs on the record date, MSCI will credit the dividend equivalent payments when it pays the corresponding dividend on its Shares. Your dividend equivalents will vest and be paid at the same time as, and subject to the same vesting and cancellation provisions set forth in this Award Agreement with respect to, your PSUs (provided that, subject to Section 20, the dividend equivalents may be paid following the scheduled conversion date on the next regularly scheduled payroll date). No dividend equivalents will be paid to you with respect to any canceled or forfeited PSUs. MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit B.

Section 4.        Termination of Employment.    Upon termination of employment with the Company prior to the Vesting Date pursuant to this Section 4, the following special vesting and payment terms will apply to your unvested PSUs:

(a)        Termination of Employment Due to Death or Disability.    If your employment with the Company terminates due to death or Disability, in each case, prior to the Vesting Date, your Adjusted PSUs will vest and convert into Shares on the Adjustment Date (even though you are not employed by the Company on the Vesting Date). Upon a termination of employment due to death, the Adjusted PSUs shall be delivered in accordance with Section 9.

(b)        Involuntary Termination of Employment by the Company Prior to Full Career Retirement Eligibility.    In the event of an involuntary termination of your employment by the Company without Cause prior to the Vesting Date, your Adjusted PSUs will vest and convert into Shares on the Adjustment Date (even though you are not employed by the Company on the Vesting Date); provided that such vesting and conversion is subject to your execution and non-revocation of an agreement and release of claims satisfactory to the Company within 60 days following termination of your employment.

(c)        Full Career Retirement.    If your employment with the Company terminates due to Full Career Retirement (i) prior to or on the Vesting Date, your Adjusted PSUs will convert into Shares on the Adjustment Date; provided, that, if on the Adjustment Date you are subject to a non-compete restriction which has not yet expired, your PSUs will convert into Shares at any time, in the discretion of the Committee, during the period (A) commencing on the Adjustment Date and (B) ending on [•] or (ii) after the Vesting Date, but prior to the Adjustment Date, your Adjusted PSUs will convert into Shares on [•]; provided, however, that, in each case, you do not engage in Competitive Activity prior to the applicable conversion date set forth in this Section 4(c). In the event you engage in Competitive Activity (x) prior to or on the applicable conversion date, you will forfeit the PSUs (whether or not they are Adjusted PSUs) outstanding as of the date of your Full Career Retirement or (y) after the applicable conversion date, but prior to or on the expiry date of your non-compete restriction, you will promptly deliver to the Company all Shares acquired upon conversion of the Adjusted PSUs (or, to the extent you no longer hold such Shares, you will pay to the Company an amount on a gross basis equal to the Fair Market Value of any such Shares on the date the Shares were delivered to you). You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that you have not engaged in Competitive Activity.

(d)        Governmental Service Termination.    If your employment with the Company terminates prior to the Adjustment Date in a Governmental Service Termination, to the extent permitted under Section 409A, your PSUs will be adjusted

(within a range of [•]% to [•]%) based on the expected (or actual, as the case may be if such termination occurs after the expiration of the Performance Period) achievement of the Performance Metrics for the Performance Period, which will be determined by extrapolating from the Performance Metrics that have been achieved as of the end of the most recent completed fiscal quarter prior to the date your employment with the Company terminates, and such Adjusted PSUs will vest and convert into Shares within 60 days following the date of such termination. If your employment with the Company terminates after the Adjustment Date in a Governmental Service Termination under circumstances not involving a Cancellation Event, your Adjusted PSUs will vest and convert into Shares within 60 days following the date of such termination.

(e)        Other Resignations from Employment.    All other resignations from employment must comply with the Notice Requirements.

(i)        If you resign from your employment with the Company under circumstances which are not in accordance with the provisions above in this Section 4, you will forfeit any PSUs that have not vested as of your last day of employment with the Company; and

(ii)        If, prior to the Vesting Date, you give MSCI notice of your intention to resign from your employment with the Company as of a date following the Vesting Date, your PSUs will vest and settle in accordance with Section 2; provided, however, that if you do not subsequently comply with the Notice Requirements, the Committee may, in its discretion, require that the gross cash value of the PSUs delivered to you in accordance with this Section 4(e)(ii) be subject to recoupment or payback.

For the avoidance of doubt, (A) revocation of a notice of intention to resign may, in the Company’s sole discretion or if required to comply with Section 409A, be deemed to be noncompliant with the Notice Requirements and, in connection with such revocation, your PSUs may be forfeited and (B) if, after you have given notice of your intention to resign or retire, as applicable, from your employment with the Company, the Company involuntarily terminates your employment without Cause prior to the expiration of your notice period, your outstanding PSUs will be treated in accordance with Section 4(b) or 4(c), as applicable.

Notwithstanding anything to the contrary contained herein, the Adjusted PSUs shall only vest pursuant to this Section 4 provided that you have complied with all applicable provisions of the HSR Act.

Section 5.        Change in Control.

(a)        General.    In the event of a Change in Control, the Committee, in its sole discretion, may provide for (i) the continuation or assumption of your outstanding PSUs under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent, in which case your PSUs will continue to be subject to the terms of this Award Agreement, or (ii) the lapse of restrictions relating to and the settlement of your outstanding PSUs immediately prior to such Change in Control in the event a buyer will not continue or assume the PSUs; provided, however, in each case, the Performance Metric targets relating to any outstanding PSUs (that are not Adjusted PSUs) will be deemed to have been achieved at [•]. Following a Change in Control in which your outstanding PSUs are continued or assumed pursuant to clause (i) above, such PSUs may be settled in cash, stock or a combination thereof.

(b)        Qualifying Termination.    In the event of a Qualifying Termination (as defined below), your PSUs will vest and convert into Shares within 60 days following such Qualifying Termination. If such 60-day period begins in one taxable year and ends in a subsequent taxable year, such vesting and conversion shall occur in the second taxable year. “Qualifying Termination” means a termination of employment by the Company without Cause or by you for Good Reason (which shall be deemed an involuntary termination of employment by the Company without Cause), in each case within 24 months following the effective date of the Change in Control in which the PSUs are continued or assumed.

Section 6.        Cancellation of Awards.    Notwithstanding any other terms of this Award Agreement, your PSUs will be canceled prior to conversion in the event of any Cancellation Event. You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no Cancellation Event has occurred. If you fail to submit a timely certification or evidence, MSCI will cancel your award. Except as explicitly provided in Section 4, upon a termination of your employment by you or by the Company for any reason, any of your PSUs that have not vested pursuant to Section 2 as of the date of your termination of employment with the Company will be canceled and forfeited in full as of such date.

Section 7.        Tax and Other Withholding Obligations.    Pursuant to rules and procedures that MSCI establishes (including those set forth in Section 16(a) of the Plan), tax or other withholding obligations arising upon vesting and conversion (as applicable) of your PSUs may be satisfied, in MSCI’s sole discretion, by having MSCI withhold Shares, tendering Shares or by having MSCI withhold cash if MSCI provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date your PSUs convert. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of Shares that you may have withheld or that you may tender. You acknowledge that, if you are subject to Tax-Related Items (as defined below) in more than one jurisdiction, the Company (including any former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Section 8.        Nontransferability.    You may not sell, pledge, hypothecate, assign or otherwise transfer your PSUs, other than as provided in Section 9 or by will or the laws of descent and distribution or otherwise as provided for by the Committee.

Section 9.        Designation of a Beneficiary.    If you reside in the United States, you may make a written designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with your personal tax or estate planning representative. Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this award, MSCI may determine in its sole discretion to deliver the Shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Shares.

Section 10.        Ownership and Possession.    Except as set forth herein, you will not have any rights as a stockholder in the Shares corresponding to your PSUs prior to conversion of your PSUs.

Section 11.         Securities Law Compliance Matters.    MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 12.        Compliance with Laws and Regulations.    Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 13.        No Entitlements.

(a)        No Right to Continued Employment.    This PSU award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company.

(b)        No Right to Future Awards.    This award, and all other awards of PSUs and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(c)        No Effect on Future Employment Compensation.    MSCI has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

(d)        Section 162(m).    Notwithstanding any other provisions of this Award Agreement, if MSCI considers you to be one of its named executive officers at the time provided for the conversion of your Adjusted PSUs and determines that any dividend equivalent payments may not be fully deductible by virtue of Section 162(m) of the Code, MSCI shall delay payment of such dividend equivalents, unless the Committee, in its sole discretion, determines not to delay such payment. This delay will continue until the date of your separation from service with MSCI or, to the extent permitted under Section 409A, the end of the first taxable year of MSCI as of the last day of which you are no longer a named executive officer (subject to earlier payment in the event of your death as described below).

Section 14.        No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Section 15.        Consents under Local Law.    Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or to be obtained under, applicable local law.

Section 16.        Award Modification and Section 409A.

(a)        Modification.    MSCI reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. MSCI may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your PSUs in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to ensure that your PSUs are not subject to tax prior to payment. MSCI will notify you of any amendment of your PSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b)        Section 409A.

(i)        You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A,

and shall be interpreted on a basis consistent with such intent. For the avoidance of doubt, the Company makes no representations that the payments provided under this Award Agreement comply with Section 409A, and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(ii)        Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, no conversion specified hereunder shall occur unless permissible under Section 409A. If MSCI considers you to be one of its “specified employees” and you are a U.S. taxpayer, in each case, at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Specified Employee Period”). Any conversion of Adjusted PSUs into Shares that would have occurred during the Specified Employee Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (A) conversion of such Adjusted PSUs into Shares on the first business day following the Specified Employee Period or (B) a cash payment on the first business day following the Specified Employee Period equal to the value of such Adjusted PSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI; provided, that to the extent this Section 16(b)(ii) is applicable, in the event that after the date of your separation from service from the Company you (X) die or (Y) accept employment at a Governmental Employer and provide MSCI with satisfactory evidence demonstrating that as a result of such new employment the divestiture of your continued interest in MSCI equity awards or continued ownership of the Shares is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer, any conversion or payment delayed pursuant to this Section 16(b)(ii) shall occur or be made immediately. For the avoidance of doubt, any determination as to form of payment provided in this Section 16(b)(ii) will be in the sole discretion of MSCI.

(iii)        For purposes of any provision of this Award Agreement providing for the payment of any amounts of nonqualified deferred compensation upon or following a termination of employment from the Company, references to your “termination of employment” (and corollary terms) shall be construed to refer to your “separation from service” from the Company.

(iv)        MSCI reserves the right to modify the terms of this Award Agreement, including, without limitation, the payment provisions applicable to your PSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to your PSU award so that it does not become subject to Section 409A or become subject to a Specified Employee Period.

Section 17.        Severability.    In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void, and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 18.        Successors.    This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 19.        Governing Law; Venue.    This Award Agreement and the related legal relations between you and the Company will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this grant or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

Section 20.        Rule of Construction for Timing of Conversion.    With respect to each provision of this Award Agreement that provides for your PSUs to convert to Shares, or your dividend equivalents to be paid, on a specified event or date, such conversion or payment will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in conversion or payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the applicable vesting date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 21.        Non-U.S. Participants.    The following provisions will apply to you if you reside or work outside of the United States. For the avoidance of doubt, if you reside or work in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.

(a)        Termination of Employment.    Unless otherwise provided in Section 4, your employment relationship will be considered terminated as of the date you are no longer actively providing services to the Company (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and such date will not be extended by any notice period (i.e., your period of service would not include any contractual notice period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

(b)        Tax and Other Withholding Obligations.    You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

In the event that withholding in and/or tendering Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the PSUs, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent.

Finally, you agree to pay to the Company, including through withholding from your wages or other cash compensation paid to you by MSCI and/or your employer, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. MSCI may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(c)        Nature of Grant.    In accepting the PSUs, you acknowledge, understand and agree that:

(i)        the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;

(ii)        this PSU award is not an employment or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued employment with the Company or interfere with the ability of the Company to terminate your employment or service relationship (if any);

(iii)        this award, and all other awards of PSUs and other equity-based awards, are discretionary, voluntary and occasional. This award does not confer on you any contractual or other right or entitlement to receive another award of PSUs, any other equity-based award or benefits in lieu of PSUs at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(iv)        MSCI has made this award to you in its sole discretion. All decisions with respect to future PSU or other grants, if any, will be at the sole discretion of MSCI;

(v)        you are voluntarily participating in the Plan;

(vi)        the grant of PSUs and the Shares subject to the PSUs are not intended to replace any pension rights or compensation;

(vii)        this award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(viii)        unless otherwise agreed with MSCI, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;

(ix)        the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(x)        no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and

(xi)        you acknowledge and agree that the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the PSU or of any amounts due to you pursuant to the settlement of the PSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

(d)        Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other PSU grant materials by and among, as applicable, MSCI and any Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in MSCI, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to E*Trade Financial Corporate Services, Inc., or such other stock plan service provider as may be selected by MSCI in the future, which is assisting MSCI with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize MSCI, E*Trade Financial Corporate Services, Inc., and any other possible recipients which may assist MSCI (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local Human Resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing your consent is that MSCI would not be able to grant you PSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

(e)        Language.    If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f)        Electronic Delivery and Acceptance.    MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.

(g)        Exhibit B.    Notwithstanding any provisions in this Award Agreement, the PSUs shall be subject to any special terms and conditions set forth in Exhibit B to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Award Agreement.

(h)        Insider Trading Restrictions/Market Abuse Laws.    Depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions, and you should consult your personal legal advisor on this matter.

Section 22.        Defined Terms.    For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

A “Cancellation Event” will be deemed to have occurred under any one of the following circumstances:

(a)        misuse of Proprietary Information or failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Proprietary Information;

(b)        termination from the Company for Cause (or a later determination that you could have been terminated for Cause; provided that such determination is made within six months of termination);

(c)        your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements;

or if, without the consent of MSCI:

(d)        while employed by the Company, including during any notice period applicable to you in connection with your termination of employment with the Company, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another company; or

(e)        while employed by the Company, including during any notice period applicable to you in connection with your termination of employment with the Company, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

“Cause” means:

(a)        any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within 30 days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;

(b)        your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not successfully refuted by you within 30 days after written notification thereof to you by the Company;

(c)        your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company conducts business; or

(d)        your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a)        any one person or more than one person acting as a group (as determined under Section 409A), other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the

Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI; provided that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b)        a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(c)        the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI’s stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding Shares or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(d)        the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if you are part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee; provided, however, that, for purposes of administering Section 4 with respect to awards granted to participants who are not officers or directors of the Company subject to Section 16(b) of the Exchange Act, the Committee may delegate its authority to the Company’s Chief Executive Officer, Chief Human Resources Officer or Head of Compensation and Benefits.

“Competitive Activity” includes entering into any arrangement with a Competitor whereby you would be responsible for providing or managing others who are providing services at any time during the period commencing on the date of termination of your employment and ending on the one-year anniversary thereof:

(a) that are similar or substantially related to the services that you provided to the Company at any time during the one-year period preceding the date of your termination of employment with the Company;

(b)        that you had direct or indirect managerial or supervisory responsibility for at the Company at any time during the one-year period preceding the date of your termination of employment with the Company; or

(c)        that involve the application of the same or similar specialized knowledge or skills as those utilized by you in your services at the Company at any time during the one-year period preceding the date of your termination;

provided that acquisition solely by you or in concert with others of 5% or greater equity, voting or other financial interest in a publicly traded company that could be deemed to be a Competitor shall be deemed Competitive Activity.

“Competitor” means any entity that is engaged in any activity, or that owns a significant interest (equity, voting, financial or otherwise) in an entity, that competes with any business activity the Company engages in, or that you reasonably had knowledge of or should have had knowledge of that the Company was planning to engage in on the date of your termination of employment with the Company.

“Disability” means (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

[”Full Career Retirement” means a termination of employment with the Company other than under circumstances involving any Cancellation Event (other than the required notice periods) and other than due to your death or Disability on or after the date that you attain the age of 55 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable). For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary of affiliate of MSCI.]1

[”Full Career Retirement” means a termination of employment with the Company other than under circumstances involving any Cancellation Event (other than the required notice periods) and other than due to your death or Disability on or after the date that you meet any of the following criteria:

[1]	Include if applicable.

(a)        age 50 and 12 years of service with the Company as a Managing Director or comparable officer;

(b)        age 50 and 15 years as an officer of the Company;

(c)        age 55 with five years of service with the Company and age plus years of service equals or exceeds 65; or

(d)        20 years of service with the Company;

provided that, for purposes of this definition, service with the Company will include any period of service with the following entities and any of their predecessors:

(i)        Barra Inc. and its subsidiaries, prior to the acquisition by the Company;

(ii)        Capital International Perspectives S.A., prior to the acquisition by the Company;

(iii)        Morgan Stanley;

(iv)        Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.; and

(v)        Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

For the avoidance of doubt, you will only receive credit for employment with the entities listed above to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction described above or, in the case of the MS Group, if you were an employee of the MS Group on the closing date of the spin-off of MSCI from the MS Group and, in each case, you became an employee of MSCI (or one of its Subsidiaries) as of the closing date of such transaction.]2

“Good Reason” means:

(a)        any material diminution in your title, status, position, the scope of your assigned duties, responsibilities or authority, including the assignment to you of any

[2]	Include if applicable.

duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);

(b)        any reduction in your Total Reward that was in existence prior to a Change in Control (for purposes of this clause (b), Total Reward is comprised of your annual base salary, your annual bonus and the grant date fair value of your equity-based incentive compensation awards for the year prior to the year in which your termination of employment occurs);

(c)        a relocation of more than 25 miles from the location of your principal job location or office prior to a Change in Control; or

(d)        any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company;

provided, that you provide the Company with written notice of your intent to terminate your employment for Good Reason within 90 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide the Company with at least 30 days following receipt of such notice to remedy such circumstances.

“Governmental Employer” means a federal governmental or executive branch department or agency.

“Governmental Service Termination” means the termination of your employment with the Company as a result of your accepting employment at a Governmental Employer and you provide MSCI with satisfactory evidence demonstrating that, as a result of such new employment, the divestiture of your continued interest in MSCI equity awards or continued ownership in MSCI common stock is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Notice Requirements” means prior written notice to MSCI of at least:

(a)        180 days if you are a member of the MSCI Executive Committee (or a successor or equivalent committee) at the time of notice of resignation; or

(b)        90 days if you are a Managing Director of the Company (or equivalent title) at the time of notice of resignation.

For the avoidance of doubt, employees working or residing outside of the United States may be subject to notice periods mandated under local labor or regulatory requirements which may differ from the Notice Requirements set forth above.

“Proprietary Information” means any information that may have intrinsic value to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets or inventions (whether or not patentable); formulas; flow charts; computer programs, access codes or other systems of information; algorithms, technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form including, without limitation, physical documents, computer files or discs, videotapes, audiotapes and oral communications.

“Section 409A” means Section 409A of the Code.

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Inc. 2007 Amended and Restated

Equity Incentive Compensation Plan

This Designation of Beneficiary(ies) shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary(ies) supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage
(1)
(2)

Address(es) of Beneficiary(ies):

(1)
(2)

Contingent Beneficiary(ies)

Please also indicate any contingent beneficiary(ies) and to which beneficiary(ies) above such interest relates.

	Beneficiary(ies) Name(s)	Relationship	Nature of Contingency
(1)
(2)

Address(es) of Contingent Beneficiary(ies):

(1)
(2)

Name: (please print)	Date:

Signature

Please complete and file this form with your personal tax or estate planning representative.

EXHIBIT B

[COUNTRY-SPECIFIC TERMS AND CONDITIONS]

B-1